NCTO

A0786732

3580096

Certificate of Amendment of Articles of Incorporation

FILED CC
Secretary of State CRW
State of California

The undersigned certify that:

YW JUL 15 2016

1. They are the president and the secretary, respectively, of NanoGB13, Inc., a California corporation.

2. Article 1 of the Articles of Incorporation of this corporation is amended to read as follows: The name of the Corporation is Kairos Pharma, Ltd.

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 1,000.

The number of shares voting in favor of the amendment equaled or exceeded the vote required.

The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: July 8, 2016

Silvan B. Lutkewitte, President

John S. Yu, M.D., Secretary